UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                         PRESIDENTIAL LIFE CORPORATION
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    740884101
                                 (CUSIP Number)

                                December 11, 2009
             (Date of event which requires filing of this statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 740884101
-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Arbiter Partners, LP EIN: 13-4168699


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     1,470,610
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     1,470,610
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     1,470,610
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     5.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                                     PN
-----------------------------------------------------------------------------




CUSIP No. 740884101
-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Isaac Brothers, LLC EIN: 13-3991220


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    10,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    10,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                    10,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                    0.03%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                                    OO
-----------------------------------------------------------------------------




CUSIP No. 740884101
-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Karen Isaac


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            USA

-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     1,400
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     1,400
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     1,400
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     0.01%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                                     IN
-----------------------------------------------------------------------------




Item 1
     (a).      Name of Issuer:
     (b).      Address of Issuer's Principal Executive Offices

               Presidential Life Corp.
               69 Lydecker Street
               Nyack, NY 10960

Item 2
     (a).     Name of Person Filing:
     (b).     Address of Principal Business Office or, if None, Residence:
     (c).     Citizenship:
     (d).     Title of Class of Securities:
     (e).     CUSIP Number:


              Arbiter Partners, L.P.
	      149 Fifth Avenue, 15th Floor
	      New York, New York  10010
              Delaware
              Common Stock
              740884101


              Isaac Brothers, LLC
              75 Prospect Avenue
              Larchmont, New York 10538
              Delaware
              Common Stock
              74088410


              Karen Isaac
              75 Prospect Avenue
              Larchmont, New York 10538
              Delaware
              Common Stock
              74088410




Item 3.  Not applicable



Item 4.  Ownership.

                Arbiter Partners, L.P.

            (a) Amount beneficially owned:  1,470,610
            (b) Percent of class:  5.0%.
            (c)(i) Sole power to vote or direct the vote:  1,470,610
              (ii) Shared power to vote or direct the vote:
             (iii) Sole power to dispose or direct the disposition:  1,470,610
              (iv) Shared power to dispose or direct the disposition:


                Isaac Brothers, LLC

            (a) Amount beneficially owned:  10,000
            (b) Percent of class:  0.03%
            (c)(i) Sole power to vote or direct the vote:
              (ii) Shared power to vote or direct the vote:  10,000
             (iii) Sole power to dispose or direct the disposition:
              (iv) Shared power to dispose or direct the disposition:  10,000



                Karen Isaac

            (a) Amount beneficially owned:  1,400
            (b) Percent of class:  0.01%
            (c)(i) Sole power to vote or direct the vote:
              (ii) Shared power to vote or direct the vote:  1,400
             (iii) Sole power to dispose or direct the disposition:
              (iv) Shared power to dispose or direct the disposition:  1,400





Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.


Item 8.    Identification and Classification of Members of the Group.

           Not applicable.


Item 9.  Notice of Dissolution of Group.

         Not applicable.


Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


	    SIGNATURE

            After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  December 16, 2009


Paul J. Isaac
Manager, Arbiter Partners, L.P. and Isaac Brothers, LLC